Exhibit 4.5
Date: November 16, 2005
SCOR VIE
As Client
And
DEUTSCHE BANK AG, Paris Branch
As Bank

AMENDMENT AGREEMENT
TO
A STAND-BY LETTER OF CREDIT FACILITY
DATED OCTOBER 11, 2004

This Amendment Agreement is made between:
(1)	SCOR VIE, a French société anonyme, with a share capital of EUR 250,040,000.00, whose registered office is located at 1 avenue du Général de Gaulle, 92800 Puteaux, registered with the trade and companies registry (Registre du Commerce et des Sociétés) of Nanterre under number 433 935 558, duly represented by Mr. François de Varenne (the “Client”);
(2)	DEUTSCHE BANK AG, a German Aktiengesellschaft, with a share capital of EUR 1,392,266,869.76, whose head office is located at Taunusanlage 12, Frankfurt am Main (Germany), registered with RC / HRB Frankfurt N° 30.000, acting through its Paris Branch, 3 avenue de Friedland, 75008 Paris, registered with the trade and companies registry (Registre du Commerce et des Sociétés) of Paris under number 310 327 481, duly represented by Mrs. Brigitte Marsac-Martin and by Mr. Geoffroy de Bretagne (the “Bank”);
The Client and the Bank are collectively referred to as the “Parties” and individually as a “Party”.
WHEREAS
Pursuant to a Stand-by Letter of Credit Facility dated October 11, 2004, (the “SBLC Facility” or the “Facility”), the Bank has agreed to issue Stand-by Letters of Credit to secure SCOR VIE’s reinsurance activities and related contracts up to a maximum amount of US$ 200,000,000 (two hundred million US dollars) in a form acceptable to the National Association of Insurance Commissioners (NAIC) in the United States of America or other appropriate regulatory body.
Pursuant to a stand-by letter of credit facility dated October 11, 2004, the Bank has also entered into a facility agreement with SCOR for the purpose of issuing stand-by letters of credit to secure SCOR’s reinsurance business.
Pursuant to Section 1 (Definitions) of the Facility, the Final Maturity Date of the Facility is December 31, 2005, or any other date as it may be extended pursuant to the provisions of the Facility.
Pursuant to Section 2.4 (Term of Facility) of the Facility, the Parties have agreed to negotiate bona fide the extension of the Facility for a further period of twelve (12) months, three (3) months prior to the Final Maturity Date, i.e. on September 30 of each calendar year at the latest.
Pursuant to a letter dated November 4, 2005, entered into by and between the Client and the Bank, the Parties have agreed on negotiating the extension of the Facility up to November 18, 2005.
IT IS AGREED AS FOLLOWS:

1 DEFINITIONS
1.1   The definition of Commitment is modified as follows:
“Commitment” means US$ 250,000,000 (two hundred and fifty million US dollars), to the extent not cancelled or reduced under this Agreement; provided that the Commitment shall be reduced by the amount of any stand-by letter of credit issued by the Bank pursuant to the SCOR Facility Agreement;
1.2   The definition of Final Maturity Date is modified as follows:
“Final Maturity Date” means December 31, 2008, or as it may be extended pursuant to the provisions thereof;
2   CONSTRUCTION
Unless a contrary indication appears, terms used in this Amendment Agreement with a capital letter shall have the meaning which is attributed to them in the Agreement.
3   TERM OF FACILITY
Section 2.4 of the Agreement is modified as follows:
“The Parties agree to negotiate bona fide the extension of the Facility three (3) months prior to the Final Maturity Date, i.e. on September 30, 2008 at the latest.”
4   REIMBURSEMENT
To avoid any possible misunderstanding due to a typo in Section 5 of the Agreement, this Section shall be read as follows:
“If the Issuing Bank shall make any disbursements under the Stand-by Letters of Credit, Client shall reimburse such Stand-by Letter of Credit disbursements by paying to the Bank not later than 2:00 p.m, Paris time, on the second Business Day following the day of receipt of the notification thereof from the Bank.”
5   FEES
Section 6.1 of the Agreement is modified as follows:
“Client agrees to pay a commission on each Stand-by Letter of Credit, payable in advance at the rate of 0.10% per annum with a minimum of US$ 300 per annum.”
6   PRIME RATE
Section 7.4 of the Agreement is modified as follows:
“For information, the Prime Rate in effect at the date of signature of this SBLC Facility is 6.75% per annum.”

7   EVENTS OF DEFAULT
Section 9.1 (vii) of the Agreement is modified as follows:
“Client commences proceedings for mandat ad hoc or an amicable settlement or a règlement amiable in accordance with article L611-3 to L611-6 of the French Code de Commerce or, by reason of financial difficulties, applies for, or is subject to, a sauvegarde or conciliation pursuant to the Livre Sixième (des difficultés des entreprises) of the French Code de commerce, or begins negotiations with its creditors with a view to the readjustment or rescheduling of all or substantial portion of its Indebtedness.”
8   AMENDMENT
No amendment or variation of this Amendment Agreement shall be valid or binding on a Party unless made in writing and signed by each Party.
9   NO NOVATION
This Amendment Agreement does not entail any novation of the Agreement.
10   MISCELLANEOUS
All other provisions of the Agreement not modified by this Amendment Agreement remain unchanged.
11   GOVERNING LAW AND JURISDICTION
This Amendment Agreement shall be governed by French law. Any dispute relating to the validity, interpretation or performance of this Amendment Agreement shall be subject to the exclusive jurisdiction of the Tribunal de Commerce de Paris.
This Amendment Agreement has been entered into in two (2) original copies on the date stated at the beginning of this Amendment Agreement.

SCOR VIE	DEUTSCHE BANK AG, Paris Branch

/s/ François de Varenne	/s/ Brigitte Marsac-Martin

François de Varenne	Brigitte MARSAC-MARTIN
Title: Directeur de la Gestion d’Actifs	Title: Director
et du Corporate Finance

/s/ Geoffroy de Bretagne

Geoffroy de BRETAGNE
Title: Director